Exhibit 10.28

AMENDMENT TO

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment is entered into by and between Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and Daniel E. Greenleaf (the “Executive”) as of August 8, 2012.

RECITALS

The Company and the Executive have entered into a Second Amended and Restated Executive Employment Agreement, dated as of November 30, 2010 (the “Employment Agreement”), which the parties now desire to amend to the effect set forth below.

NOW, THEREFORE, in consideration of the foregoing the parties hereto agree as follows:

1. Amendment of Position and Duties.

Section 1(b) of the Employment Agreement shall be amended to read in its entirety as follows:

“(b) Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company’s subsidiary, Coram LLC (“Coram”), with direct reporting responsibility to the Chief Executive Officer of the Company. Subject to the terms and conditions set forth further herein, the Executive shall undertake such duties and have such authority for Coram as the Company, through its Chief Executive Officer, shall assign to the Executive from time to time in the Company’s sole and absolute discretion; provided such duties and responsibilities are the types of duties and responsibilities that would ordinarily be assigned to a person with employment experience and position comparable to that of the Executive and are consistent with the policies, procedures and guidelines of the Company, applicable laws and this Agreement. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and Coram. The Executive further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company and Coram, or which, in the judgment of the Chief Executive Officer or Board of Directors of the Company, interfere with the performance of the Executive’s duties to the Company and Coram. The Executive agrees that he shall not be entitled to any additional compensation (other than the compensation from the Company expressly provided for in this Agreement) for his services to Coram.”

2. Amendment of Section 409A Provisions.

Section 4(a) of the Employment Agreement shall be amended to add the following sentence to the end of Section 4(a):

“Notwithstanding the foregoing, with respect to any payment or series of payments contemplated under this Section 4(a) that is subject to Section 409A (as defined below), and that is to be made or begins after receipt of the release contemplated hereby within any specified period, in which such period begins in a taxable year of Executive and ends in a subsequent taxable year of Executive, then such payment shall be made or such series of payments shall begin, as required hereby in such subsequent taxable year.”

3. Amendment of Good Reason Definition.

(a) The first clause (iii) of Section 4(c) of the Employment Agreement shall be amended to read in its entirety as follows:

“(iii) the Company does not permit the Executive to continue to serve as the President and Chief Executive Officer of Coram LLC, or another mutually acceptable senior executive position;”

(b) Clause (v) of Section 4(c) of the Employment Agreement shall be amended to read in its entirety as follows:

“(v) the Company does not permit the Executive to continue to serve as the President and Chief Executive Officer of Coram LLC, or another mutually acceptable senior executive position.”

4. Except as specifically amended hereby, the Employment Agreement is unchanged and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the 8th day of August, 2012.

APRIA HEALTHCARE GROUP INC.		EXECUTIVE

By:	s/ Norman C. Payson	s/ Daniel E. Greenleaf
Name:	Norm C. Payson, MD	Daniel E. Greenleaf
Title:	Chief Executive Officer

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